September 11, 2012

Mr. Marshall T. Reynolds
Chairman of the Board
Energy Services of America Corporation
100 Industrial Lane
Huntington, WV 25702

Dear Mr. Reynolds:

I am writing to let you know I have decided to resign from the Board of Directors of Energy Services of America Corporation.
I appreciate the opportunity to work with you and to serve this company.

Sincerely,

/s/ Rick Adams
Rick Adams